Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Post Effective Amendment No. 1 to Form S-1 on Form S-3 (No. 333-207336) and related Prospectus of Shake Shack Inc. for the registration of 23,944,334 shares of Shake Shack Inc.’s common stock and to the incorporation by reference therein of our report dated March 27, 2015, with respect to the consolidated financial statements of SSE Holdings, LLC and subsidiaries included in Shake Shack Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
March 10, 2016